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                                                                   EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") between F.Y.I., Incorporated ("FYI"), a Delaware corporation, and Thomas C. Walker ("Employee") is hereby entered into and effective as of the 1st day of January 1998. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between FYI and Employee.

                                R E C I T A L S

         The following statements are true and correct:

         As of the date of this Agreement, FYI, primarily through companies it intends to acquire as subsidiaries, will be engaged primarily in the business of providing document/information management services. References herein to "FYI" are intended to include FYI and these operating subsidiaries, as may be applicable in the circumstances.

         Employee will be employed hereunder by FYI in a confidential relationship wherein Employee, in the course of his employment with FYI, will become familiar with and aware of information as to FYI's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by FYI, and future plans with respect thereto, all of which will be established and maintained at great expense to FYI; this information is a trade secret and constitutes the valuable good will of FYI.

         Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                              A G R E E M E N T S

         1.      Employment and Duties.

                 (a) FYI hereby employs Employee as Chairman of the Board and Chief Development Officer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a Chairman of the Board and Chief Development Officer and will report directly to the Board of Directors of FYI (the "Board"). Additional or different duties, titles or positions, however, may be assigned to Employee or may be taken from Employee from time to time by the Board, provided that any such changes are consistent and compatible with Employee's experience, background and managerial skills. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his time, attention and efforts to promote and further the business of FYI.


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                 (b)       Employee shall faithfully adhere to, execute and
fulfill all reasonable policies established by FYI.

                 (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage except to the extent that such activity (i) does not interfere with Employee's duties and responsibilities hereunder and (ii) does not violate paragraph 3 hereof. The foregoing limitations shall not be construed as prohibiting Employee from serving on the boards of directors of other companies or making personal investments in such form or manner as will require his services, other than to a minimal extent, in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

         2. Compensation. For all services rendered by Employee, FYI shall compensate Employee as follows:

                 (a) Base Salary. Beginning on January 1, 1998, the base salary payable to Employee shall be Two Hundred Twenty-Five Thousand Dollars ($225,000) per year, payable on a semimonthly basis in equal installments as nearly as practicable on the first (1st) and fifteenth (15th) day of each month. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.

                 (b) Incentive Bonus Plan. It is FYI's intent to develop a written Incentive Bonus Plan setting forth the criteria under which Employee and other officers and key employees will be eligible to receive year-end bonus awards. Employee shall have the opportunity under this plan to be eligible for bonus not to exceed a value equal to 50% of base salary.

                 (c) Stock Options. FYI's Stock Option Plan sets forth detailed terms and conditions which will govern stock option grants to Employee and other employees of FYI.

                 (d) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from FYI in such form and to such extent as specified below:

                          (i) Payment of all premiums for coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that FYI may have in effect from time to time.

                          (ii) Payment of all dues for a social or luncheon
                 club, provided such club is used by Employee at least fifty percent (50%) of the time for business entertainment.





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                          (iii)  Reimbursement for all business travel and
                 other out-of-pocket expenses reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with FYI's expense reporting policy.

                          (iv) Four (4) weeks of paid vacation per year or such greater amount as may be afforded officers and key employees under FYI's policies in effect from time to time.

                          (v) An automobile allowance in the amount of Five Hundred Dollars ($500) per month.

                          (vi) Other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other employee benefits as available from time to time.

         3.      Non-Competition Agreement.

                 (a) Employee will not, during the period of his employment by or with FYI, and for a period of two (2) years immediately following the termination of his employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, Company, partnership, corporation or business of whatever nature:

                          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with FYI, within 100 miles of FYI or where any of its subsidiaries conducts business, including any territory serviced by FYI or any of its subsidiaries (the "Territory");

                          (ii) call upon any person who is, at that time, within the Territory, an employee of FYI (including its subsidiaries) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of FYI (including its subsidiaries);

                          (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of FYI (including its subsidiaries) within the Territory for the purpose of soliciting or selling products or services in direct competition with FYI within the Territory; or





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                          (iv)  call upon any prospective acquisition
                 candidate, on his own behalf or on behalf of any competitor of FYI, which candidate was either called upon by FYI or for which FYI made an acquisition analysis, for the purpose of acquiring such entity.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market.

                 (b) Because of the difficulty of measuring economic losses to FYI as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to FYI for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by FYI in the event of breach by him by injunctions and restraining orders, which injunctions and restraining orders may be obtained from any court with appropriate jurisdiction.

                 (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Employee in light of the activities and business of FYI on the date of the execution of this Agreement and the current plans of FYI; but it is also the intent of FYI and Employee that such covenants be construed and enforced in accordance with the changing activities and business of FYI throughout the term of this covenant, whether before or after the date of termination of the employment of Employee. For example, if, during the term of this Agreement, FYI enters a new and different business in addition to that enumerated under the Recitals above, then Employee will be precluded from soliciting the customers or employees of such new business and from directly competing with such new business within 100 miles of its operating location(s) through the term of this covenant.

                 (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

                 (e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against FYI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by FYI of such covenants. It is specifically agreed that the period of two (2) years stated at the beginning of this paragraph 3, during which the agreements and covenants of Employee made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this paragraph 3 even if there is pending in a court of competent jurisdiction an action





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(including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which such person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

         4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for one (1) year, and, unless terminated sooner as herein provided, shall continue thereafter on a year-to- year basis on the same terms and conditions contained herein. This Agreement and Employee's employment may be terminated in any one of the followings ways:

                 (a) Death. The death of Employee shall immediately terminate the Agreement with no severance compensation due to Employee's estate.

                 (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), FYI may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished FYI with a written statement from a qualified doctor to such effect and provided, further, that, at FYI's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by FYI who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from FYI, in a lump-sum payment due within ten (10) days of the effective date of termination, the Base Salary at the rate then in effect for whatever time period is remaining under the term of this Agreement or for one (1) year, whichever amount is greater.

                 (c) Good Cause. FYI may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall include: (1) Employee's willful, material and irreparable breach of this Agreement; (2) Employee's breach of paragraph 3(a) above; (3) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder except for nonperformance due to disability, as set forth in paragraph 4(b) above; (4) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of FYI which materially and adversely affects the operations or reputation of FYI; (5) Employee's conviction of a felony crime; or (6) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.





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                 (d)      Without Cause.  At any time after the commencement of
employment, FYI or Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the other party. Should Employee be terminated by FYI without cause, Employee shall receive from FYI, in a lump-sum payment due on the effective date of termination in the amount of one half of the Base Salary at the rate then in effect. If Employee resigns or otherwise terminates his employment without cause pursuant to this paragraph 4(d), Employee shall receive no severance compensation. Employee shall be deemed to have been terminated without cause by FYI if Employee shall be assigned any duties materially inconsistent with, or Employee's responsibilities shall be significantly limited, or Employee shall be significantly demoted, in any case so as not to be serving in a senior executive officer capacity to FYI (and its subsidiaries and affiliates), and the continuance thereof for a period of five
(5) business days after written notice from Employee that he is unwilling to accept such changes in duties or responsibilities.

                 (e) Change in Control of FYI. Refer to paragraph 11 below.

         Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above or in paragraph 11. All other rights and obligations of FYI and Employee under this Agreement shall cease as of the effective date of termination, except that FYI's obligations under paragraph 8 herein and Employee's obligations under paragraphs 3, 5, 6, 7 and 9 herein shall survive such termination in accordance with their terms.

         If termination of Employee's employment arises out of FYI's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by FYI, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 15 below, FYI shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by FYI.

         5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of FYI or its representatives, vendors or customers which pertain to the business of FYI shall be and remain the property of FYI and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of FYI which are collected by Employee shall be delivered promptly to FYI without request by it upon termination of Employee's employment.





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         6.      Inventions.  Employee shall disclose promptly to FYI any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of FYI and which Employee conceives as a result of his employment by FYI. Employee hereby assigns and agrees to assign all his interests therein to FYI or its nominee. Whenever requested to do so by FYI, Employee shall execute any and all applications, assignments or other instruments that FYI shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect FYI's interest therein.

         7. Trade Secrets. Employee agrees that he will not, during or after the term of this Agreement with FYI, disclose the material trade secrets of FYI, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

         8. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by FYI against Employee), by reason of the fact that he is or was performing services under this Agreement or any prior agreement with F.Y.I., or was or is an employee of F.Y.I. then FYI shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and FYI are made a party to the same third-party action, complaint, suit or proceeding, FYI agrees to engage competent legal representation, and Employee agrees to use the same representation, subject to Employees reasonable approval or Employee will be liable and responsible for all attorneys' fees of any separate legal representation and counsel engaged by him. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to FYI for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of FYI.

         9. No Prior Agreements. Employee hereby represents and warrants to FYI that the execution of this Agreement by Employee and his employment by FYI and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify FYI for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against FYI based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

         10. Assignment: Binding Effect. Employee understands that he has been selected for employment by FYI on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 11 below, this





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Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         11. Change in Control. The following provisions shall become applicable in the event of a Change in Control.

                 (a) Unless he elects to terminate this Agreement pursuant to (c) below, Employee understands and acknowledges that FYI may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of FYI hereunder.

                 (b) In the event of a pending Change in Control wherein FYI and Employee have not received written notice at least fifteen (15) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of FYI's business and/or assets that such successor is not willing as of the closing to assume and agree to perform FYI's obligations under this Agreement in the same manner and to the same extent that FYI is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by FYI without cause and the applicable portions of paragraph 4(d) will apply; however, under such circumstances, the amount of the lump-sum severance payment due to Employee shall be triple the Base Salary then in effect and the non-competition provisions of paragraph 3 shall not apply whatsoever.

                 (c) In any Change in Control situation, Employee may, at his sole discretion, elect to terminate this Agreement by providing written notice to FYI at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(d) will apply as though FYI had terminated the Agreement without cause; however, under such circumstances, the amount of the lump-sum severance payment due to Employee shall be one hundred and fifty percent (150%) of the Base Salary then in effect and the non-competition provisions of paragraph 3 shall all apply for a period of one (1) year from the effective date of termination.

                 (d) For purposes of applying paragraph 4 under the circumstances described in (b) and (c) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by FYI at or prior to such closing. Further, all of Employee's stock options shall immediately vest and Employee will be given ninety (90) days and an opportunity to elect whether to exercise all or any of his vested options to purchase FYI common stock, including any options with accelerated vesting under the provisions of any Stock Option Plan adopted by FYI, such that he may convert the options to shares of FYI common stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.





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                 (e)      A "Change in Control," shall be deemed to have
occurred if:

                          (i) any person, other than FYI or an employee benefit plan of FYI, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of FYI and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of FYI;

                          (ii) the individuals (A) who, as of the effective date of the Company's registration statement with respect to its IPO, constitute the Board (the "Original Directors") or
                 (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board;

                          (iii) the stockholders of FYI shall approve a merger, consolidation, recapitalization, or reorganization of FYI, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of FYI immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                          (iv) the stockholders of FYI shall approve a plan of complete liquidation of FYI or an agreement for the sale or disposition by FYI of all or a substantial portion of FYI's assets (i.e., 50% or more of the total assets of FYI).

                 (f) Employee must be notified in writing by FYI at any time that FYI or any member of its Board anticipates that a Change in Control may take place.

                 (g) Employee shall be reimbursed by FYI or its successor for any excise taxes that Employee incurs under Section 4999 of the Internal Revenue Code of 1986, as a result of any Change in Control. Such amount will be due and payable by FYI or its successor within ten (10) days after Employee delivers a written request for reimbursement accompanied by a copy of his tax return(s) showing the excise tax actually incurred by Employee.





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         12.      Complete Agreement.  This Agreement is not a promise of
future employment. Employee has no oral representations, understandings or agreements with FYI or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between FYI and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of FYI and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         13. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To FYI:                  F.Y.I. Incorporated
                                  3232 McKinney Avenue
                                  Suite 900
                                  Dallas, Texas 75204

                                  Attention: Margot Lebenberg
                                             Vice President and General Counsel

         With a copy to:          Charles C. Reeder, Esq.
                                  Locke Purnell Rain Harrell
                                  2200 Ross Avenue
                                  Suite 2200
                                  Dallas, Texas 75201

         To Employee:             Thomas C. Walker
                                  Residence 10-A
                                  3510 Turtle Creek Blvd.
                                  Dallas, Texas 75219

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 13.

         14. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent, or intent of the Agreement or of any part hereof.





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         15.      Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in affect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in paragraphs 4(b) and 4(c), respectively, or that FYI has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by FYI.

         16. Governing Law. This agreement shall in all respects be construed according to the laws of the State of Texas.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      F.Y.I. INCORPORATED


                                      By: /s/ Ed Bowman
                                         -------------------------------------
                                          Ed Bowman
                                          President and Chief Executive Officer


                                      EMPLOYEE:



                                      /s/ Thomas C. Walker
                                      ----------------------------------------
                                      Thomas C. Walker





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